NEWS RELEASE

TRACK DATA CORPORATION ANNOUNCES
ONE FOR FOUR REVERSE STOCK SPLIT

Brooklyn, New York – April 21, 2009 – Track Data Corporation (Nasdaq: TRAC) today announced that its Board of Directors has authorized a one for four reverse stock split.

The Company’s Principal Stockholder controls more than 50% of the Company’s outstanding common stock and will consent to the reverse stock split, which is expected to be effective on or about May 27, 2009, subject to filing requirements.

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunication lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access-trading platform with fully integrated market data.  proTrack offers unbiased trade routing, allowing clients control over where their orders are sent.  proTrack is also available to broker-dealers under a service bureau arrangement as an execution platform. The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks.

For individual investors, Track Data Securities offers myTrack and myTrackPro, both fully integrated, Internet-based online trading and market data systems. Each platform offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack offers continuous, dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.

For all investors, the Company’s NewsWare division offers NewsWatch, a PC-based application that aggregates news from thousands of sources.  Featuring real-time full text filtering and complex queries, its real-time alerting functions allow users to choose topics of interest and be among the first to know when news breaks.

For additional information, please contact Laurel Louison at 718-522-0222 or by e-mail: laurel_louison@trackdata.com.